Sierra Monitor Corporation Announces Financial Results for the First Quarter Ended March 31, 2016

MILPITAS, CA -- (Marketwired - May 05, 2016) - Sierra Monitor Corporation (OTCQB: SRMC), a provider of Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets, today announced financial results for the first quarter ended March 31, 2016.

Financial Highlights

--  Achieved Q1 2016 net sales of approximately $4.5 million, compared to approximately $4.9 million in the same prior year period, resulting in
    Trailing Twelve Month (TTM) sales of $19.9 million.
--  Delivered Q1 2016 gross margin of 58%, compared to 60% in the same prior year period, resulting in a TTM gross margin of 59.3%.
--  Reported Q1 2016 GAAP net loss per share of $0.01 (basic and diluted), compared to GAAP net income of $0.02 per share (basic and diluted) for the prior year period, resulting in a TTM GAAP net income of approximately $0.06 per share (basic and diluted).
--  Achieved Q1 2016 EBITDA of approximately break-even, compared to $0.5 million for the same prior year period, resulting in TTM EBITDA of approximately $1.5 million.
--  Reported Q1 2016 Non-GAAP net income per share of $0.01 (basic and diluted), compared to $0.04 per share (basic and diluted) in the same prior year period, resulting in a TTM Non-GAAP net income of $0.13 per share (basic and diluted).
--  Ended Q1 2016 with a cash balance of approximately $4.2 million and no bank debt compared to a cash balance of $4.9 million at end of 2015, and compared to a cash balance of $4.0 million at the end of Q1 2015.
--  Declared fifteenth consecutive quarterly dividend of $0.01 per share, to be paid on May 16, 2016.

First Quarter 2016 Financial Results

Net sales for the quarter ended March 31, 2016 were $4,540,997, compared to $4,927,787 reported for the same period of 2015. Sierra Monitor posted GAAP net loss of $98,128 or $0.01 per share (basic and diluted), for the quarter ended March 31, 2016, compared to GAAP net income of $213,495 or $0.02 per share (basic and diluted), for the same period of 2015. See Table A of this release for our condensed statements of operations.

Sierra Monitor posted non-GAAP net income of $114,819 or $0.01 per share (basic and diluted), for the quarter ended March 31, 2016 compared to non-GAAP net income of $434,134 or $0.04 per share (basic and diluted), for the same period of 2015. See Table C of this release for a reconciliation of GAAP to non-GAAP operating results.

Sierra Monitor posted EBITDA of $(4,962) for the quarter ended March 31, 2016 compared to EBITDA of $527,431 for the same period of 2015. See Table D of this release for reconciliation between GAAP Net Income and EBITDA operating results.

Sierra Monitor had $4,152,745 in cash on March 31, 2016 with no bank borrowings, compared to $4,883,373 as of December 31, 2015. Net trade receivables on March 31, 2016 were $2,795,160 compared to $2,582,664 as of December 31, 2015. At March 31, 2016, the company's days sales outstanding were 40 days compared to 45 days as of December 31, 2015. Inventory on March 31, 2016 was $3,037,759 compared to $2,842,449 on December 31, 2015. See Table B of this release for a summary of our balance sheet.

Business Highlights

"Following a successful 2015, we are disappointed with our topline in Q1 2016. Headwinds included a slow start to the year in the United States, low oil prices that resulted in the postponement of gas detection projects in the oil and gas and alternate fuels sector, and a decline in international business due to a soft energy sector. Even though international sales represents a modest portion of our business at less than 20% in any quarter, nearly half our revenue decline in Q1 2016 relative to Q1 2015 was due to a reduction in international sales. As we've noted earlier, we are investing in new products in 2016 to take advantage of the IIoT opportunity and to accelerate growth in 2017. The combination of planned increase in operating expenses along with lower revenue and margin resulted in a slight loss", said Varun Nagaraj, President and CEO. "Looking forward, as we engage with customers and begin beta activity around our recently announced IIoT On-Ramp Suite featuring our FieldPoP™ device cloud, I am confident that we are taking the right strategic product and customer actions to survive and thrive in the IIoT world. We will be mindful about business realities over the coming quarters, but will prudently continue to prioritize investments in long-term growth over reactive short-term adjustments. We will also continue to assess other opportunities for increased growth and liquidity in 2016".

Sierra Monitor continued to retain and expand its 200-strong Original Equipment Manufacturer (OEM) customer base for its FieldServer protocol gateway products. New design wins with existing and new customers continue to reinforce our position as a leading integration partner to OEMs in the Building and Facilities segments of the IIoT market.

--  AERCO International, a leading supplier of high-efficiency boilers and water heaters, expanded their use of the OEM-specific FieldServer gateway to encompass several new AERCO product-lines such as the AM
    Cascade Manager, a sequencing panel that can support up to eight AM series products, and the AM Argus Master Controller. The FieldServer
    gateways enable AERCO products to interoperate with other systems using
    BACnet MS/TP, BACnet/IP, Modbus RTU, Modbus TCP/IP, Metasys N2, or
    LonWorks. Additionally, the FieldServer gateway's auto-discovery capability simplifies installation and integration of the AERCO units.
--  Unitronics, a leading European automation company, is well known for pioneering an "all-in-one" controller that combines a Programmable Logic
    Controller (PLC), Human Machine Interface (HMI) and I/O on a single platform. Unitronics is using the multi-protocol capability of the
    FieldServer gateway to open up a number of new automation use cases for their controller. In 2015, Unitronics selected the OEM-specific
    FieldServer gateway to connect to BACnet networks found in building automation use cases. The company is now using the FieldServer gateway to also connect to KNX networks, a popular building automation standard in Europe. A key consideration for selection is the ability of the
    FieldServer to be easily configured using the files generated by the company's PLC tool.
--  Solar Data Systems, a leader in solar photovoltaic monitoring, offers functionality such as plant performance monitoring, error detection, and revenue grade metering through its Solar-Log products that are installed at solar plants. The Solar-Log product also acts as the interface point between the solar plant and the Utility. Solar Data Systems has selected the OEM-specific FieldServer gateway to interface the Solar-Log's Modbus output to the DNP3 protocol required at an installation in Canada. The selection of the versatile FieldServer gateway simplifies the integration of Solar-Log monitored solar plants to utilities, regardless of the protocol in use by the utility, speeding up successful product deployment for Solar Data Systems, power availability to the grid, and revenue generation for the plant owner.
--  Aerionics, a supplier of gas detection products, offers the Macurco product family of gas monitors and controllers that are deployed in commercial and office buildings to detect the presence of gases harmful to the occupants. Aerionics has selected the FieldServer gateway to interface their Modbus RTU based gas sensor modules and controllers to the BACnet MS/TP or BACnet/IP management networks typically found in buildings, thereby integrating their gas safety system to the building management system.
--  BOSCH Thermotechnology offers a range of heaters, boilers, radiant heat systems, and heat pump systems to its customers. BOSCH Thermotechnology selected the OEM-specific FieldServer gateway to integrate their line of condensing boilers into building automation systems. Key considerations for selection included the ability of the gateway to support one or more boilers in the same installation, and the ability to support multiple protocols, thereby reducing the time and errors associated with installation and commissioning of the boiler units.

Additionally, Sierra Monitor's FieldServer protocol gateway products continued to be purchased and used by leading system integrators in high-value and complex IIoT projects in settings such as large campuses.

--  The Kansas City branch of Johnson Controls selected FieldServer gateways for an integration project at State Farm's new data center facility in the Kansas City area. The gateways are used to provide the Heating
    Ventilation and Cooling (HVAC) data resident in the ADX Server of the
    Johnson Controls Metasys building management system to the data center's
    Data Center Information Management (DCIM) system, mapping BACnet/IP data to Modbus RTU format.
--  The Oklahoma City branch of Johnson Controls selected FieldServer gateways for an integration project at the Federal Aviation
    Administration campus. The gateways are used to connect power meter data to the campus-wide building and energy management system. The power meters that are manufactured by the Veris division of Schneider speak
    BACnet MS/TP, while the Metasys management system from Johnson Controls speaks N2.
--  FieldServer gateways were used in the town of Camana Bay, a planned residential community in the Cayman Islands to automate and control lighting across town. The FieldServer gateways integrate the Lutron
    Grafik 7000 system to the town's BACnet/IP-based control room. This allows the town's managers to monitor and control several systems like lighting, climate, and safety from a single control room.

Sierra Monitor's Sentry IT line of fire and gas solutions continued to be selected to protect high-value assets and facilities around the world for various applications.

--  Dakota Gasification, a subsidiary of Basin Electric Power Cooperative, owns and operates the Great Plains Synfuels plant, a commercial scale coal gasification facility that manufactures natural gas, near Beulah,
    North Dakota. Working with integrator Advantage Fire, the company is installing Sierra Monitor's gas sensors to detect ammonia, carbon dioxide, and combustible gases. They are also pairing the gas sensors with the Sentry IT Controller programmed to take different remediation actions for low level and high level alarms, such as evacuating personnel, turning on fans, and sending in maintenance crew with respirators in the case of high-level alarms.
--  The Westside Neighborhood School in Playa Vista, California is a
    vibrant, independent day school with more than 400 students. The school is situated close to the "methane district" of Los Angeles, where it is important to monitor air quality. Sierra Monitor partner RMS Life Safety is installing approximately 40 methane sensor modules from Sierra
    Monitor based on infrared and catalytic bead technologies along with two
    Sentry IT controllers to provide a detection, alarming, and remediation system for the wellbeing of students, teachers, and staff.
--  Nashua Transit System (NTS) provides public transit services for the city of Nashua, New Hampshire, operating nine scheduled bus routes and a paratransit service. As NTS introduced natural gas powered vehicles into its fleet, the maintenance facilities are being upgraded with Sierra
    Monitor's infrared sensor modules and a Sentry IT controller to detect the presence of combustible gases and to take appropriate remediation actions to improve the safety of the personnel in the facility. Sierra
    Monitor's vast experience with alternative fuel applications and compliance with required NFPA requirements were key factors in selection.
--  The New York Mets, a professional baseball team based in Queens, New
    York, play at Citi Field in Flushing Meadows, a site built on an old landfill. Sierra Monitor was selected to provide a methane monitoring system for the stadium, consisting of infrared sensor modules and a
    Sentry IT controller. The controller runs Sierra Monitor's recently introduced "InSite" web application, providing an easy to read status screen that is available on PCs, tablets and smartphones. Additionally, a FieldServer gateway will connect the Sierra Monitor gas detection system to the stadium's BACnet-based Allen Bradley building management system so that the stadium's facility manager can have an integrated view of all critical automation systems within the stadium, including the gas detection system.
--  Ecopetrol is the largest government owned Oil Company in Columbia. The company has selected combustible gas sensor modules from Sierra Monitor to monitor for potential leakage along high-pressure gas pipelines in the Barranca Bermeja site. The gas detection modules will connect to the
    Allestec FG8800 fire and gas control panel.

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets.

The company's FieldServer brand of protocol gateways is used by system integrators and OEMs to enable local and remote monitoring and control of assets and facilities. With more than 200,000 installed units, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry's leading multi-protocol gateway.

Sierra Monitor's Sentry IT fire and gas detection solutions are used by industrial and commercial facilities managers to protect their personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, US Navy ships, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1979 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with emerging IoT technologies such as cloud connectivity, big data, and analytics, Sierra Monitor is at the forefront of the emerging IIoT trend.

For more information visit: http://www.sierramonitor.com/

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning future product plans and releases, market acceptance and adoption of our solutions, macroeconomic trends and market conditions, investment plans, results of operations, market position, and strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Further information on these risks, uncertainties and assumptions as well as information regarding other factors that could affect the company's financial results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Table A
                         SIERRA MONITOR CORPORATION

                          Statements of Operations

                                 (Unaudited)

                                                 For the three months ended
                                                          March 31,
                                                      2016          2015
                                                 -------------  ------------
Net sales                                       $   4,540,997  $   4,927,787
Cost of goods sold                                  1,912,780      1,981,927
                                                 -------------  ------------
    Gross profit                                    2,628,217      2,945,860
                                                 -------------  ------------
Operating expenses
  Research and development                            699,921        566,081
  Selling and marketing                             1,256,433      1,184,678
  General and administrative                          769,139        776,254
                                                 -------------  ------------
                                                    2,725,493      2,527,013
                                                 -------------  ------------
    (Loss) Income from operations                     (97,276)       418,847
  Interest income                                          53             32
                                                 -------------  ------------
    (loss) Income before income taxes                 (97,223)       418,879
Income tax provision                                      905        205,384
                                                 -------------  ------------
    Net (loss) income                           $     (98,128) $     213,495
                                                 =============  ============
Net (loss) income available to common
 shareholders per common share
    Basic                                       $       (0.01) $        0.02
                                                 =============  ============
    Diluted                                     $       (0.01) $        0.02
                                                 =============  ============
Weighted average number of common shares used
 in per share computations:
    Basic                                          10,145,862     10,128,311
                                                 =============  ============
    Diluted                                        10,145,862     10,143,097
                                                 =============  ============

Table B

                         SIERRA MONITOR CORPORATION

                               Balance Sheets

                     Assets                         March 31,   December 31,
                                                      2016          2015
                                                  ------------  ------------
                                                   (Unaudited)
Current assets:
  Cash and cash equivalents                      $   4,152,745 $   4,883,373
  Trade receivables, less allowance for doubtful
   accounts of approximately $79,000 at March
   31, 2016 (unaudited) and December 31, 2015        2,795,160     2,582,664
  Inventories, net                                   3,037,759     2,842,449
  Prepaid expenses                                     325,590       215,406
  Income tax deposit                                    25,958        11,887
  Deferred income taxes - current                      308,486       308,486
                                                  ------------  ------------
      Total current assets                          10,645,698    10,844,265

Property and equipment, net                            189,915       226,888
Other assets                                           316,473       365,960
                                                  ------------  ------------
      Total assets                               $  11,152,086 $  11,437,113
                                                  ============  ============

      Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                               $     942,457 $     978,838
  Accrued compensation expenses                        497,992       654,609
  Income taxes payable                                       -       148,361
  Other current liabilities                            157,786             -
                                                  ------------  ------------
      Total current liabilities                      1,598,235     1,781,808

Deferred tax liability                                 164,341       164,341
                                                  ------------  ------------
      Total liabilities                              1,762,576     1,946,149

Commitments and contingencies
Shareholders' equity:
  Common stock, $0.001 par value; 20,000,000
   shares authorized; 10,145,862 shares issued
   and outstanding at March 31, 2016 (unaudited)
   and December 31, 2015.                               10,146        10,146
  Additional paid-in capital                         3,870,568     3,772,435
  Retained earnings                                  5,508,796     5,708,383
                                                  ------------  ------------
      Total shareholders' equity                     9,389,510     9,490,964
                                                  ------------  ------------
      Total liabilities and shareholders' equity $  11,152,086 $  11,437,113
                                                  ============  ============

SIERRA MONITOR CORPORATION

The accompanying news release contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures used to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include EBITDA, non-GAAP net income, and basic and diluted non-GAAP net income per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management's knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

EBITDA

EBITDA represents net earnings attributable to Sierra Monitor excluding interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on Table D of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
                         SIERRA MONITOR CORPORATION
            Reconciliation of GAAP to Non-GAAP Operating Results
                                (Unaudited)

                                                  For the three months ended
                                                           March 31
                                                     2016           2015
                                                -------------- -------------

GAAP Net (Loss) Income                           $    (98,128)  $    213,495
                                                -------------- -------------
  Depreciation and amortization                        92,314        108,584
  Provision for bad debt expense                            -          6,308
  Provision for inventory losses                       22,500         11,165
  Stock based compensation expense                     98,133         94,582
                                                -------------- -------------
Total adjustments to GAAP net income                  212,947        220,639
                                                -------------- -------------
Non-GAAP Net Income                             $     114,819   $    434,134
                                                ============== =============

Non GAAP Net Income Per Share:
  Basic                                         $        0.01  $        0.04
                                                ============== =============
  Diluted                                       $        0.01  $        0.04
                                                ============== =============
Weighted-average number of shares used in per
 share computations:
  Basic                                            10,145,862     10,128,311
                                                ============== =============
  Diluted                                          10,145,862     10,143,097
                                                ============== =============

Table D
                         SIERRA MONITOR CORPORATION

            Reconciliation of GAAP to EBITDA Operating Results

                                (Unaudited)

                                                For the three months ended
                                                         March 31,
                                                    2016           2015
                                                -------------  -------------

GAAP Net (Loss) Income                         $     (98,128) $     213,495
  Interest Income                                        (53)           (32)
  Income Tax Provision                                   905        205,384
  Depreciation and amortization                       92,314        108,584
                                                -------------  -------------

Non-GAAP EBITDA                                $      (4,962) $     527,431
                                                =============  =============

Sierra Monitor Investor Relations Contact
Varun Nagaraj
CEO, Sierra Monitor Corporation
vnagaraj@sierramonitor.com